                                   EXHIBIT 2



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              GREATER BAY BANCORP,

                         CAPCO FINANCIAL COMPANY, INC.

                                      AND

               THE SHAREHOLDERS OF CAPCO FINANCIAL COMPANY, INC.

                                 MARCH 14, 2001

                                                                       EXHIBIT 2


                            STOCK PURCHASE AGREEMENT
                            ------------------------

          THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 14th day of March, 2001, by and among GREATER BAY BANCORP, a California corporation ("GBB"), CAPCO FINANCIAL COMPANY, INC., a Washington corporation ("CAPCO"), and each of the shareholders and optionholders of CAPCO (collectively, the "CAPCO Shareholders") as identified in Exhibit A attached hereto.

          WHEREAS, the CAPCO Shareholders are the record and beneficial owners all of the issued and outstanding shares of CAPCO Stock and options outstanding to acquire CAPCO Stock;

          WHEREAS, the CAPCO Shareholders desire to sell to GBB, and GBB desires to purchase from the CAPCO Shareholders, all of the shares of CAPCO Stock and options outstanding to acquire CAPCO Stock on the terms and conditions set forth in this Agreement;

          WHEREAS, the Boards of Directors of GBB and CAPCO have approved this Agreement; and

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

          Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

"Affiliate" of, or a person "Affiliated" with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

"Aggregate Transaction Amount" means an amount equal to the sum of (a) $8,500,000 plus (b) the aggregate amount, if any, paid in cash upon exercise of any of the outstanding options listed on Exhibit A hereto between the date hereof and the Closing Date plus (c) the product obtained by multiplying $3.25 and the number of shares of CAPCO Stock subject to outstanding options immediately prior to the time of the Closing.

"Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on the Nasdaq National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Closing Date (as defined herein).

"Benefit Arrangements" has the meaning set forth in Section 4.19(b).

"BHC Act" means the Bank Holding Company Act of 1956, as amended.

"Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

"CAPCO" has the meaning set forth in the introductory paragraph of this Agreement.

"CAPCO Conflicts and Consents List" has the meaning set forth in Section 4.6.

"CAPCO Contract List" has the meaning set forth in Section 4.16.

"CAPCO Employee Plan List" has the meaning set forth in Section 4.19.

"CAPCO Environmental Compliance List" has the meaning set forth in Section 4.12(b).

"CAPCO Financial Statements" means the audited consolidated financial statements of CAPCO consisting of the consolidated statements of condition as of December 31, 1998, 1999 and 2000, the related consolidated statements of income, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended.

"CAPCO Filings" has the meaning set forth in Section 4.5.

"CAPCO Filings List" has the meaning set forth in Section 4.5.

"CAPCO Indemnification List" has the meaning set forth in Section 4.28.

"CAPCO Insurance List" has the meaning set forth in Section 4.7.

"CAPCO Intellectual Property List" has the meaning set forth in Section 4.30.

"CAPCO Investment Securities List" has the meaning set forth in Section 4.25.

"CAPCO Liabilities List" has the meaning set forth in Section 4.10.

"CAPCO List" means any list required to be furnished by CAPCO to GBB herewith.

"CAPCO Loan List" has the meaning set forth in Section 4.24.

"CAPCO Offices List" has the meaning set forth in Section 4.22.

"CAPCO Operating Losses List" has the meaning set forth in Section 4.23.

"CAPCO Personal Property List" has the meaning set forth in Section 4.8.

"CAPCO Property" means real property currently owned, leased or otherwise used by CAPCO, or in which CAPCO has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, real properties under foreclosure and rent properties held by CAPCO in its capacity as a trustee or otherwise.

"CAPCO Real Property List" has the meaning set forth in Section 4.9.

"CAPCO Related Party Transaction List" has the meaning set forth in Section
4.31.

"CAPCO Shareholders" has the meaning set forth in the introductory paragraph of this Agreement, in addition to any holders of options to purchase CAPCO Stock who exercise their options prior to the Closing Date.

"CAPCO Stock" means the common stock of CAPCO, including both the Voting Common Shares and the Non-Voting Common Shares.

"CAPCO Tax List" has the meaning set forth in Section 4.11.

"Closing" means the consummation of the sale and purchase of all of the issued and outstanding shares of CAPCO Stock as provided for in Article 2 of this Agreement on the Closing Date, at the offices of Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California, or at such other place upon which the parties may agree.

"Closing Date" has the meaning set forth in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Competing Transaction" has the meaning set forth in Section 7.1(n).

"Covered Party" has the meaning set forth in Section 4.29.

"Employee Plans" has the meaning set forth in Section 4.19(a).

"Employment Agreements" means the Employment Agreements substantially in the form attached hereto as Exhibit B.

"Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

"Environmental Regulations" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all Governmental Entities and all applicable judicial, administrative and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Expenses" has the meaning set forth in Section 14.3(e).

"Financial Statements of GBB" means the audited consolidated financial statements of GBB consisting of the statements of condition as of December 31, 1998, 1999 and 2000, the related statements of operations, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended.

"FRB" means the Board of Governors of the Federal Reserve System.

"GAAP" means generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were prepared.

"GBB Conflicts and Consents List" has the meaning set forth in Section 6.3.

"GBB Filings" has the meaning set forth in Section 6.4.

"GBB Stock" means the common stock, no par value, of GBB.

"Governmental Entity" means any state or federal regulatory, supervisory or licensing authority, any court or tribunal in any jurisdiction, or any United States federal, state, municipal, domestic, foreign or other similar administrative authority or instrumentality.

"Hazardous Materials" means any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C.
Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651) the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of the
California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

"Holdback Contingency" has the meaning set forth in Section 2.5.

"Holdback Funds" means $200,000 that shall be withheld by GBB, in accordance with Section 2.5, from the cash payments to be received by the Shareholders and the Principal Shareholders in accordance with Section 2.1(a) and (b).

"Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

"IRS" means the Internal Revenue Service.

"Knight Vale & Gregory" means Knight Vale & Gregory LLC, CAPCO's independent accountants.

"Lists" means any lists required to be furnished by one party to another party under this Agreement.

"Loss" has the meaning set forth in Section 15.2(a).

"Material Adverse Effect" means when used in connection with GBB or CAPCO, as the case may be, any condition, change or effect that, individually or when taken together with all other such conditions, changes or effects that existed or occurred prior to the date of determination of the existence or occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), financial condition or results of operations of GBB and its subsidiaries or CAPCO and its subsidiaries, taken as a whole, as applicable.

"Material Changes List" has the meaning set forth in Section 4.17.

"Non-Compete Agreements" means the Non-Compete Agreements substantially in the form attached hereto as Exhibit C.

"Operating Loss" has the meaning set forth in Section 4.23.

"Person" means any individual, corporation, association, partnership, trust, joint venture, other entity or unincorporated body.

"Power of Attorney List" has the meaning set forth in Section 4.26.

"Price Per Share" means the quotient obtained by dividing (a) the Aggregate Transaction Amount by (b) the sum of the number of shares of CAPCO Stock outstanding and the number of shares of CAPCO Stock subject to options outstanding immediately prior to the time of the Closing.

"Principal Shareholders" means Thomas Nesbit and Steven Shaughnessy.

"PwC" means PricewaterhouseCoopers LLP, GBB's independent accountants.

"Scheduled Contracts" has the meaning set forth in Section 4.16.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Spousal Consent" means the Spousal Consent substantially in the form attached hereto as Exhibit D.

"Subchapter S Distribution" means a distribution from CAPCO's accumulated adjustment account (within the meaning of Section 1371(e) of the Code) to be made by CAPCO pursuant to the Tax Indemnification Agreement attached hereto as Exhibit E, but in an amount not to exceed 100% of CAPCO's net income since December 31, 2000; provided, however, that CAPCO's total equity on the Closing Date shall be a minimum of $2,517,931, plus the proceeds from the exercise of any options to acquire CAPCO Stock occurring prior to the Closing Date.

"Tanks" means treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices.

                                   ARTICLE 2

                      SALE AND PURCHASE OF THE CAPCO STOCK

    2.1  Purchase and Sale of the CAPCO Stock.  At the Closing, the CAPCO
         ------------------------------------
Shareholders shall sell, assign, transfer and convey to GBB all of their right, title and interest in and to the issued and outstanding shares of CAPCO Stock held by the CAPCO Shareholders. At the Closing, GBB shall purchase and acquire such CAPCO Stock and in exchange therefor the CAPCO Shareholders shall be entitled to receive the following consideration, subject to Section 2.5 below:

     (a) Each CAPCO Shareholder, other than the Principal Shareholders, shall receive a cash payment in an amount equal to the product of (i) the Price Per Share and (ii) the number of shares of CAPCO Stock owned by such shareholder at the time of the Closing.

     (b)   Each Principal Shareholder shall receive:

           (i) a cash payment in an amount equal to the product of (x) 0.333 times (y) the Price Per Share times (z) the number of shares of CAPCO Stock owned by such Principal Shareholder at the time of the Closing; and

           (ii) a number of shares of GBB Stock equal to the quotient obtained by dividing (x) the product of (1) 0.667 times (2) the Price Per Share times (3) the number of shares of CAPCO Stock owned by such Principal Shareholder at the time of the Closing by (y) the Average Closing Price.

    2.2    Payment for and Cancellation of Options. At the Closing, each
           ---------------------------------------
outstanding option to purchase CAPCO Stock shall be canceled and each CAPCO optionholder shall receive a cash payment in an amount equal to the product of
(a) the number of shares of CAPCO Stock subject to the outstanding option at the time of the Closing Date and (b) the difference between the Price Per Share and $3.25.

    2.3    Fractional Shares.  No fractional shares of GBB Stock shall be
           -----------------
issued under this Agreement. In lieu thereof, the Principal Shareholders shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the closing price of GBB Stock reported on the Nasdaq National Market System on the Business Day immediately preceding the Closing Date times (b) the fraction of the share of GBB Stock to which such shareholder would otherwise be entitled. No such shareholder shall be entitled to dividends or other rights in respect of any such fraction.

    2.4    Exchange Procedures.
           -------------------

    (a) As of the Closing Date, GBB shall have deposited with the Exchange Agent for the benefit of the Principal Shareholders, for exchange in accordance with this Section 2.4 through the Exchange Agent, certificates representing the shares of GBB Stock issuable pursuant to Section 2.1(b) in exchange for their shares of CAPCO Stock outstanding immediately prior to the Closing Date, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of GBB Stock which would otherwise be issuable in connection with Section 2.1(b) hereof but for the operation of Section 2.3 of this Agreement.

    (b) Upon surrender for cancellation by the Principal Shareholders to the Exchange Agent of one or more certificates for shares of CAPCO Stock ("Old Certificates"), accompanied by stock powers duly endorsed in blank, the Exchange Agent shall, promptly after the Closing Date, deliver to the Principal Shareholders, in exchange for such surrendered Old Certificates, new certificates representing the appropriate number of shares of GBB Stock to which each Principal Shareholder is entitled pursuant to this Agreement ("New Certificates"), together with a check for payment of cash in lieu of fractional interests. Until surrendered as contemplated by this Section 2.4, each Old Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the New Certificate representing shares of GBB Stock and cash in lieu of any fractional interests as contemplated by
Section 2.3. Notwithstanding anything to the contrary set forth herein, if any Principal Shareholder should be unable to surrender Old Certificates for, because they have been lost or destroyed, such holder shall deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to GBB and shall be entitled to receive the certificate representing the proper number of shares of GBB Stock and cash in lieu of fractional shares in accordance with Sections 2.1(b) and 2.3.

    (c) No dividends or other distributions declared or made with respect to GBB Stock with a record date after the Closing Date shall be paid to any Principal Shareholder until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or distributions, from and after the Closing Date, will be paid to such Principal Shareholder in accordance with the terms of such GBB Stock, but without interest thereon.

    (d) All shares of GBB Stock issued upon the surrender for exchange of CAPCO Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CAPCO Stock, and there shall be no further registration of transfers on the stock transfer books of CAPCO of the shares of CAPCO Stock which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Old Certificates are presented to GBB for any reason, they shall be canceled and exchanged as provided in this Agreement.

    (e) No transfer taxes shall be payable by the Principal Shareholders in respect of the issuance of New Certificates, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered shall have been registered, it shall be a condition of such issuance that the Person requesting such issuance shall properly endorse the certificate or certificates and shall pay to GBB any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of GBB that such taxes have been paid or are not payable.

    (f) Any GBB Stock or cash delivered to the Exchange Agent (together with any interest or profits earned thereon) and not issued pursuant to this
Article 2 at the end of three months from the Closing Date shall be returned to GBB.

    (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of GBB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of GBB Stock for the account of the Persons entitled thereto.

    2.5    Holdback Funds.  The Holdback Funds shall be withheld by GBB and
           --------------
shall earn interest at the 3-month U.S. Treasury Bill Rate as published in the Wall Street Journal from time to time. Upon the earlier of (a) the final resolution of the Holdback Contingency or (b) a determination by GBB in good faith and in its commercially reasonable discretion that the Holdback Funds are no longer required for the resolution of the Holdback Contingency identified on the CAPCO Liabilities List, the remaining Holdback Funds (if any), plus accrued interest thereon, shall be released by GBB and delivered to the CAPCO Shareholders in proportion to their ownership interests as set forth on Exhibit
A. Nothing in this Section 2.5 shall limit the right of GBB to seek indemnification from the Shareholders to the extent permitted in Article 15 of this Agreement.

                                   ARTICLE 3

                                  THE CLOSING

    3.1    Closing Date.  The Closing shall take place as of the close of
           ------------
business within five (5) business days after the date on which all of the conditions set forth in this Agreement have been satisfied, or as the parties may otherwise agree, but in no event later than June 30, 2001 (the "Closing Date").

    3.2    Further Assurances. At the Closing, the parties hereto shall deliver,
           ------------------
or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Closing Date, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may reasonably be deemed necessary by the other party, more effectively to carry out the intent and purpose of this Agreement.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF CAPCO
                           AND THE CAPCO SHAREHOLDERS

           CAPCO and each of the CAPCO Shareholders, jointly and severally, represent and warrant to GBB as follows:

    4.1    Incorporation, Standing and Power.  CAPCO has been duly organized, is
           ---------------------------------
validly existing and in good standing as a corporation under the laws of its state of incorporation and is duly licensed under all applicable state laws. CAPCO has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. CAPCO is qualified or licensed to do business in all jurisdictions in which the scope of its business or the location of any of its properties in such jurisdictions requires such licensing or qualification, except where the failure to so qualify or to be so licensed would not have a Material Adverse Effect. CAPCO has furnished to GBB true and correct copies of its articles of incorporation, bylaws, licenses and qualifications in effect as of the date hereof.

    4.2    Capitalization.  As of the date of this Agreement, the authorized
           --------------
capital stock of CAPCO consists of 6,000,000 shares of CAPCO Stock, of which, on the date hereof, there are 462,556 shares of Voting Common Shares issued and outstanding and 758,008 shares of Non-Voting Common shares issued and outstanding. All of the issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record, and in the respective amounts, by the CAPCO Shareholders as identified in Exhibit A attached hereto. Except as set forth on Exhibit A, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CAPCO Stock, nor any securities convertible into such stock, and CAPCO is not obligated to issue any additional shares of its common stock, preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.

    4.3    Subsidiaries.  Except as set forth on the CAPCO Investment Securities
           ------------
List, CAPCO does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity.

    4.4    Financial Statements.  CAPCO has previously furnished to GBB a copy
           --------------------
of the Financial Statements of CAPCO. The Financial Statements of CAPCO: (a) present fairly the financial condition of CAPCO as of the respective dates indicated and its results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; and (b) have been prepared in accordance with GAAP consistently applied (except as otherwise indicated therein and that the unaudited CAPCO Financial Statements do not contain footnotes as required by GAAP).

    4.5    Reports and Filings. Except as set forth on a list furnished by CAPCO
           -------------------
to GBB (the "CAPCO Filings List") and since December 31, 1997, CAPCO has filed all reports, returns, registrations and statements (such reports and filings referred to as "CAPCO Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with the Washington Secretary of State and any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. Except as disclosed in the CAPCO Filings List, no adverse administrative actions have been taken or orders issued in connection with such CAPCO Filings. As of their respective dates, each of such CAPCO Filings (a) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such CAPCO Filings that was intended to present the financial position, results of operations or cash flows of CAPCO fairly presented the financial position, results of operations or cash flows of CAPCO and was prepared in accordance with GAAP consistently applied, except as stated therein, during the periods involved. CAPCO has furnished GBB with true and correct copies of all CAPCO Filings filed by CAPCO since December 31, 1997.

    4.6    Authority of CAPCO. The execution and delivery by CAPCO of this
           ------------------
Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CAPCO, including the execution by all CAPCO Shareholders of written consents approving the transactions contemplated herein, and, assuming the accuracy of the representations contained in Section 6.3 hereof, this Agreement is, upon due execution and delivery by the respective parties hereto, a valid and binding obligation of CAPCO enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by CAPCO to GBB (the "CAPCO Conflicts and Consents List"), neither the execution and delivery by CAPCO of this Agreement, the consummation of the transactions contemplated herein, nor compliance by CAPCO with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its articles of incorporation, as amended, or bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CAPCO is a party, or by which CAPCO or any of its properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of CAPCO; or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CAPCO or any of its properties or assets. Except as set forth in the CAPCO Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of

CAPCO, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by CAPCO of this Agreement or the consummation by CAPCO of the transactions contemplated hereby, except for such approvals as may be required by the Washington Secretary of State.

    4.7    Insurance. CAPCO has the policies of insurance with respect to its
           ---------
assets and business against such casualties and contingencies and in such amounts, types and forms as are set forth in a list furnished by CAPCO to GBB (the "CAPCO Insurance List"). All such insurance policies are in full force and effect. Except as set forth in the CAPCO Insurance List, no insurer under any such policy has canceled or indicated an intention to cancel or not to renew any such policy or generally disclaimed liability thereunder. Except as set forth in the CAPCO Insurance List, CAPCO is not in default under any such policy and all material claims thereunder have been filed in a timely fashion. Set forth in the CAPCO Insurance List is a list of all policies of insurance carried and owned by CAPCO showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been furnished to GBB a copy of each such policy of insurance.

    4.8    Personal Property. CAPCO has good and marketable title to all its
           -----------------
material properties and assets (other than real property) owned or stated to be owned by CAPCO as reflected on the CAPCO Financial Statements as of December 31, 1999 and September 30, 2000 or acquired after that date free and clear of all Encumbrances except (a) as disposed of in the ordinary course of business; (b) as set forth in the Financial Statements of CAPCO; (c) for Encumbrances for current taxes and assessments not yet due and payable; (d) for Encumbrances incurred in the ordinary course of business; (e) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of CAPCO; or (f) as set forth in a list furnished by CAPCO to GBB (the "CAPCO Personal Property List").

    4.9    Real Estate. CAPCO does not own any real property. CAPCO has
           -----------
furnished GBB a list of all leaseholds and all other interests in real property (other than security interests or liens in favor of CAPCO) owned by CAPCO (the "CAPCO Real Property List") as of September 30, 2000 or acquired after that date. CAPCO has valid leasehold interests in the leaseholds, described in the CAPCO Real Property List, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessee in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for Encumbrances of public record; (d) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (e) as described in the CAPCO Real Property List. CAPCO has furnished GBB with true and correct copies of all leases included in the CAPCO Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the CAPCO Real Property List.

    4.10   Contingent Liabilities. CAPCO has no liabilities or obligations,
           ----------------------
either accrued or contingent, and including any obligation for known but unasserted claims, that are material to CAPCO and there is no private or governmental suit, claim, action or proceeding pending, nor, to CAPCO's knowledge threatened or known but unasserted against CAPCO, or directors, officers or employees of CAPCO relating to the performance of their duties in such capacities or against or affecting any properties of CAPCO which, if adversely determined, would have a Material Adverse Effect, except for liabilities and obligations:
(a) reflected, reserved for or disclosed in the Financial Statements of CAPCO;
(b) incurred subsequent to September 30, 2000 in the ordinary course of business; or (c) disclosed in a list furnished by CAPCO to GBB (the "CAPCO Liabilities List") or on any other CAPCO List. To the knowledge of CAPCO, there are no facts that would form the valid basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect and is not fairly reflected in the Financial Statements of CAPCO or otherwise disclosed in this Agreement. Except as disclosed in the CAPCO Liabilities List, there are no judgments, decrees, stipulations or orders against CAPCO or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

    4.11   Taxes. Except as set forth on the CAPCO Tax List, CAPCO has filed all
           -----
federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns required to be filed and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. CAPCO's assertion on its tax returns that CAPCO was a Subchapter S corporation was accurate in all cases. CAPCO has not filed a consent pursuant to Section 341(f) of the Code. The tax and audit positions taken by CAPCO in connection with the tax returns described in the first sentence of this paragraph were asserted in good faith. CAPCO has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. Adequate provision has been made in the books and records of CAPCO and, to the extent required by GAAP, reflected in the Financial Statements of CAPCO, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state and local taxes for the periods covered by such financial statements and for all prior periods. CAPCO has furnished GBB a list (the "CAPCO Tax List") of the federal tax returns of CAPCO which have been duly filed with the IRS on or after December 31, 1996. The CAPCO Tax List also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from CAPCO and lists each tax case of CAPCO currently pending in audit, at the administrative appeals level or in litigation. The CAPCO Tax List further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to CAPCO within the last twelve (12) months. Except as set forth in the CAPCO Tax List, neither the IRS nor any foreign, state or local taxing authority has, during the past three (3) years, examined or has informed CAPCO that it is in the process of examining any federal, foreign, state or local tax returns of CAPCO. Neither the IRS nor any foreign, state or local taxing authority is now asserting or, to the knowledge of CAPCO, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on the CAPCO Tax List.

    4.12   Compliance with Laws and Regulations.
           ------------------------------------

           (a) Except as expressly set forth or limited in other representations and warranties set forth herein, CAPCO is not in default under or in breach of any provision of its articles of incorporation, as amended, or bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity, except for such defaults or breaches that would not have a Material Adverse Effect.

           (b) Without limiting Section 4.12(a), and except as set forth on a list furnished by CAPCO to GBB (the "CAPCO Environmental Compliance List"), to the best knowledge of CAPCO: (i) CAPCO is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about CAPCO Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from CAPCO Property; (iv) CAPCO has no loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; (v) neither CAPCO nor any of its Affiliates has been an "operator" of any CAPCO Property for purposes of establishing liability under the Environmental Regulations; and (vi) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (v), as of the date of this Agreement, there is no claim, action, suit or proceeding, or notice thereof, before any Governmental Entity pending against CAPCO or concerning property securing CAPCO loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CAPCO Property or property securing CAPCO loans, relating to the foregoing representations (i) through (v), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. Anything herein to the contrary notwithstanding, CAPCO shall not be deemed to have conducted, or be required to conduct, any investigations of any CAPCO Property covered by this Section 4.12(b).

    4.13   Performance of Obligations. Except contracts or agreements identified
           --------------------------
on the CAPCO Conflicts and Consents List pursuant to which CAPCO is required to obtain the consent of the other party or parties thereto in order to consummate the transaction contemplated hereby, CAPCO has performed in all material respects all of the obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which any of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect.

    4.14   Employees. There are no controversies pending or, to the knowledge of
           ---------
CAPCO, threatened between CAPCO and any of its employees. CAPCO is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

    4.15   Brokers and Finders.  CAPCO is not a party to or obligated under any
           -------------------
agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

    4.16   Material Contracts. Except as set forth in a list delivered by CAPCO
           ------------------
to GBB (the "CAPCO Contract List") (all items listed or required to be listed in such CAPCO Contract List being referred to herein as "Scheduled Contracts"), CAPCO is not a party or otherwise subject to:

           (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of one year or more in length of obligation on the part of CAPCO and is not terminable by CAPCO within one year without penalty or (ii) requires payment by CAPCO of $50,000 or more per annum;

           (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by CAPCO of $50,000 or more per annum;

           (c) any contract or agreement that restricts CAPCO (or would restrict any Affiliate of CAPCO (including GBB and its subsidiaries) after the Closing Date) from competing in any line of business with any Person or using or employing the services of any Person;

           (d) any lease of real or personal property providing for annual lease payments by or to CAPCO in excess of $50,000 per annum other than (A) financing leases entered into in the ordinary course of business in which CAPCO is lessor and (B) leases of real property presently used by CAPCO as its offices;

           (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CAPCO (other than as mortgagor or pledgor in the ordinary course of its financing business) in personal or real property having a value of $50,000 or more;

           (f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of CAPCO;

           (g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

           (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which CAPCO has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

           (i) any agreement for the borrowing by CAPCO of any money (other than borrowings made in the ordinary course of its business and reflected in the financial records of CAPCO);

           (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by CAPCO (as lessee) that materially restricts the use, transferability or value of such property;

           (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than loan or credit agreements, letters of credit or loan commitments issued or entered into in the normal course of business;

           (l) any supply, maintenance or landscape contracts not terminable by CAPCO without penalty on thirty (30) days' or less notice and which provides for payments in excess of $50,000 per annum;

           (m) other than as disclosed with reference to subparagraph (k) of this Section 4.16 or in the CAPCO Conflicts and Consents List, any material agreement which would be terminable other than by CAPCO as a result of the consummation of the transactions contemplated by this Agreement;

           (n) any contract of participation with any other bank in any loan in excess of $50,000 or any sales of assets of CAPCO with recourse of any kind to CAPCO except the sale of loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

           (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity;

           (p) any contract relating to the provision of data processing services to CAPCO;

           (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by CAPCO other than payments made under or pursuant to loan agreements, equipment financing agreements, equipment leases, participation agreements and other agreements for the extension of credit in the ordinary course of business; or

           (r) any agreement that, alone or in conjunction with any other agreements, would result in a deduction disallowance under Section 280G of the Code or imposition of an excise tax under Section 4999 of the Code.

True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been furnished to GBB.

    4.17   Certain Material Changes. Except as specifically required, permitted
           ------------------------
or effected by this Agreement or as disclosed in a list furnished by CAPCO to GBB (the "Material Changes List"), since December 31, 1999 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business) with respect to CAPCO:

           (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business or manner of conducting business, of CAPCO or any other event or development that has had or could reasonably be expected to have a Material Adverse Effect;

           (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect or that may involve a loss of more than $50,000 in excess of applicable insurance coverage;

           (c) Any amendment, modification or termination of any existing, or entry into any new contract or permit otherwise than in the ordinary course of business;

           (d) Any disposition by CAPCO of any asset otherwise than in the ordinary course of business; or

           (e) Any direct or indirect redemption, purchase or other acquisition by CAPCO of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend or distribution, as disclosed in the Financial Statements of CAPCO) or other distribution on or in respect of CAPCO Stock whether consisting of money, other personal property, real property or other things of value.

    4.18   Licenses and Permits.  CAPCO has all  licenses and permits that are
           --------------------
necessary for the conduct of its business, and such licenses and permits are in full force and effect except for licenses and permits of which the failure to hold, or failure to be in full force and effect, does not have a Material Adverse Effect. The properties, assets, operations and businesses of CAPCO are and have been maintained and conducted in all material respects in compliance with all applicable licenses and permits. The properties and operations of CAPCO are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

    4.19   Employee Benefit Plans.
           ----------------------

           (a) CAPCO has previously furnished to GBB copies of each of its "employee benefit plans," as defined in Section 3(3) of ERISA, which is subject to any provision of ERISA and covers any employee, whether active or retired, of CAPCO, together with all amendments thereto, all related summary plan descriptions (to the extent one is required by law), the most recent determination or opinion letter issued by the IRS for each such plan that is intended to be qualified under Section 401(a) of the Code, and the annual reports for the most recent three (3) years (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with each such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." CAPCO does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA that would subject CAPCO to a material amount of liability with respect to any such plan. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to tax under Section 511 of the Code. All amendments required to be made on or before the date hereof to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made. Except as disclosed in a list furnished by CAPCO to GBB (the "CAPCO Employee Plan List"), all Employee Plans were in effect for substantially all of 1999 and 2000, and there has been no amendment thereof (other than amendments required to comply with applicable law or to maintain an Employee Plan's tax-qualified status under
Section 401(a) of the Code) or increase in the cost thereof or benefits thereunder on or after January 1, 2000.

           (b) CAPCO has previously made available to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by CAPCO which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of CAPCO (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the CAPCO Employee Plan List hereto, all Benefit Arrangements which are in effect were in effect for substantially all of 1999 and 2000. There has been no amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 2000. Except as set forth in the CAPCO Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of CAPCO since January 1, 2000, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 2000. There is no contract, agreement or benefit arrangement covering any employee of CAPCO which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

           (c) With respect to all Employee Plans and Benefit Arrangements, CAPCO is in compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. CAPCO has performed all of its obligations under all such Employee Plans and Benefit Arrangements in all material respects. There is no pending or, to the knowledge of CAPCO, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement which could result in liability to such Employee Plan. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code and for which there is no applicable exception or exemption, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by CAPCO which is covered by Title I of ERISA, which could subject any person (other than a person for whom CAPCO is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of a tax under Section 4975 of the Code; nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has CAPCO failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in Title IV of ERISA has occurred with respect to any of the Employee Plans. CAPCO has not incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of GBB or of any of its affiliates (including CAPCO) at or after the Closing Date.

           (d) Except for Scheduled Contracts set forth in the CAPCO Contract List or as set forth in the CAPCO Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by CAPCO within a period of thirty (30) days following the Closing Date, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

           (e) All group health plans of CAPCO have been operated in compliance with the applicable group health plan continuation coverage requirements of
Section 4980B of the Code.

    4.20   Corporate Records.  The minute books of CAPCO accurately reflect all
           -----------------
material actions taken to this date by the shareholders, board of directors and committees of CAPCO and contain true and complete copies of CAPCO's articles or certificates of incorporation, bylaws and other charter documents, and all amendments thereto.

    4.21   Accounting Records. CAPCO maintains accounting records which fairly
           ------------------
and validly reflect its transactions, in all material respects, and accounting controls exist sufficient to provide reasonable assurances that such transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

    4.22   Offices. CAPCO has furnished to GBB a list (the "CAPCO Offices List")
           -------
setting forth the headquarters of CAPCO (identified as such) and each of the offices maintained and operated by CAPCO and the location thereof. Except as set forth on the CAPCO Offices List, CAPCO does not maintain any other office and is not operating its business at any other location, and CAPCO has not applied for or received permission from the Washington Secretary of State or any other Governmental Entity to open any additional facility or operate at any other location.

    4.23   Operating Losses. CAPCO has furnished to GBB a list (the "CAPCO
           ----------------
Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at CAPCO during the period after December 31, 1999 to the date of the Agreement. To the knowledge of CAPCO, no action has been taken or omitted to be taken by any employee of CAPCO that has resulted in the incurrence by CAPCO of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $25,000 on an individual basis, or $50,000 in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs or other similar acts or occurrences.

    4.24   Loan Portfolio. CAPCO has furnished to GBB a summary aging (the
           --------------
"CAPCO Loan List") that sets forth, as of December 31, 2000, an aging of each loan, lease, purchased receivable or asset, or other extension of credit or commitment to extend credit by CAPCO that identifies and explains any repayment or collection problems relating to any of such loan, lease, purchased receivables or assets or other extensions of credit that could have a Material Adverse Effect.

        4.25 Investment Securities. CAPCO has furnished to GBB a list (the
             ---------------------
"CAPCO Investment Securities List") setting forth a description of each Investment Security held by CAPCO on December 31, 2000. The CAPCO Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Except as set forth on the CAPCO Investment Securities List, CAPCO has no Investment Securities classified as trading.

        4.26 Power of Attorney. Except as set forth in a list furnished by CAPCO
             -----------------
to GBB (the "Power of Attorney List"), CAPCO has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

        4.27 Facts Affecting Regulatory Approvals. To the knowledge of CAPCO,
             ------------------------------------
there is no fact, event or condition applicable to CAPCO which will, or could reasonably be expected to prevent securing all requisite approvals or consents (if any) of any Governmental Entity to the transactions contemplated by this Agreement.

        4.28 Indemnification. Other than pursuant to the provisions of their
             ---------------
respective articles of incorporation or bylaws, CAPCO is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of CAPCO (a "Covered Party"), and, to the knowledge of CAPCO, there are no claims for which any Covered Party would be entitled to indemnification by CAPCO if such provisions were deemed in effect, except as set forth in a list furnished by CAPCO to GBB (the "CAPCO Indemnification List").

        4.29 Derivative Transactions. CAPCO is not a party to a transaction in
             -----------------------
or involving forwards, futures, options on futures, swaps or other derivative instruments, other than in the ordinary course of business consistent with past practices.

        4.30 Intellectual Property. Except as set forth in a list furnished by
             ---------------------
CAPCO to GBB (the "CAPCO Intellectual Property List"), CAPCO owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and CAPCO has not received any notice with respect thereto that asserts the rights of others. CAPCO has in all material respects performed all the obligations required to be performed by it, and is not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

        4.31 Insider Loans; Other Transactions. CAPCO has previously provided
             ---------------------------------
GBB with a listing, current as of December 31, 2000, of all extensions of credit made by CAPCO to each of its executive officers and directors and their Affiliates. Except as set forth on a list furnished by CAPCO to GBB (the "CAPCO Related Party Transaction List"), CAPCO does not owe any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of CAPCO (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business or any amounts due pursuant to CAPCO's Employee Plans).

        4.32 Registration Obligation. CAPCO is not under any obligation,
             -----------------------
contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

        4.33 Accuracy and Currentness of Information Furnished. The
             -------------------------------------------------
representations and warranties made by CAPCO hereby or in the CAPCO Lists do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in the CAPCO Lists from being misleading.

                                   ARTICLE 5

                   ADDITIONAL REPRESENTATIONS AND WARRANTIES

           OF THE CAPCO SHAREHOLDERS AND THE PRINCIPAL SHAREHOLDERS

        5.1 Representations and Warranties of the CAPCO Shareholders. The CAPCO
            --------------------------------------------------------
Shareholders jointly, but not severally, represent and warrant to GBB as follows:

        (a) The CAPCO Shareholders have the full power and authority to execute, deliver and perform this Agreement. Assuming the accuracy of the representations in Section 6.3 hereof, this Agreement when executed and delivered by the CAPCO Shareholders will constitute a valid and legally binding obligation of the CAPCO Shareholders, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general applications affecting enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies, and limitations of public policy.

        (b) The CAPCO Shareholders acknowledge that GBB has responded to their requests for written information regarding GBB, and that the CAPCO Shareholders have had the opportunity to ask questions of, and receive answers from, GBB or any Person acting on GBB's behalf, concerning the business, operations, assets (including intangible assets), financial condition, results of operations and prospects of GBB.

        (c) The CAPCO Shareholders have reviewed with their own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. The CAPCO Shareholders are relying solely on such advisors with respect to tax advice, and shall be responsible for the CAPCO Shareholders' own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

        (d) The CAPCO Shareholders acknowledge that they have had the opportunity to review this Agreement (including the exhibits and the schedules attached thereto) and the transactions contemplated by this Agreement with their own legal counsel. The CAPCO Shareholders are not relying on GBB or its counsel for legal advice with respect to this investment and the transactions contemplated by this Agreement, except for their reliance on the opinion to be delivered pursuant to Section 11.6.

        (e) As applicable, the spouses of each of the CAPCO Shareholders have executed and delivered to GBB a Spousal Consent substantially in the form of Exhibit D attached hereto.

        (f) Each of the CAPCO Shareholders has beneficial ownership of the outstanding shares of CAPCO Stock and/or outstanding options to purchase CAPCO Stock set forth opposite such CAPCO Shareholder's name on Exhibit A attached hereto.

        5.2  Representations and Warranties of the Principal Shareholders.  The
             ------------------------------------------------------------
Principal Shareholders jointly, but not severally, represent and warrant to GBB as follows:

        (a) The Principal Shareholders understand that the GBB Stock being issued under this Agreement has not been registered under the Securities Act and is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations contained herein.

        (b) The Principal Shareholders are acquiring the GBB Stock to be issued under this Agreement for their own account for investment and not as a nominee and not with a view to the distribution thereof.

        (c) The Principal Shareholders acknowledge that GBB shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section and shall transfer such shares on the books of GBB only to the extent not inconsistent therewith.

        (d) The Principal Shareholders acknowledge that they are aware of Rule 144 promulgated under the Securities Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions.

        (e) The Principal Shareholders have been furnished with such written information regarding GBB, and the Principal Shareholders have had the opportunity to ask questions of, and receive answers from, GBB or any Person acting on GBB's behalf, concerning the business, operations, assets (including intangible assets), financial condition, results of operations and prospects of GBB, as the Principal Shareholders have deemed necessary or appropriate for purposes of their investment decision.

        (f) The Principal Shareholders understand and acknowledge that the certificates evidencing their shares of GBB Stock to be issued under this Agreement will be imprinted with a legend stating in substance the following:

        THE COMMON STOCK REPRSENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE.

        The Principal Shareholders and GBB acknowledge and agree that this legend and the notation in GBB's stock books referred to above will be removed upon any registration of the shares of GBB Stock issued under this Agreement, the expiration of the applicable holding period or otherwise in accordance with the Securities Act and the regulations of the SEC thereunder.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF GBB

          GBB represents and warrants to CAPCO and each of the CAPCO Shareholders as follows:

        6.1 Incorporation, Standing and Power. GBB has been duly organized, is
            ---------------------------------
validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. GBB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. GBB is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary.

        6.2 Financial Statements. GBB has previously furnished to CAPCO a copy
            --------------------
of the Financial Statements of GBB. The Financial Statements of GBB: (a) present fairly the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; and (b) have been prepared in accordance with GAAP consistently applied (except as otherwise indicated therein).

        6.3 Authority. The execution and delivery by GBB of this Agreement and
            ---------
the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of GBB, and, assuming the accuracy of the representations contained in Sections 4.6 and 5.1 and upon the due execution and delivery by the respective parties hereto, this Agreement is a valid and binding obligation of GBB enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by GBB to CAPCO (the "GBB Conflicts and Consents List"), neither the execution and delivery by GBB of this Agreement, the consummation of the transactions contemplated herein, nor compliance by GBB with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its articles of incorporation, as amended, or bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB is a party, or by which GBB or any of its properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of GBB or any of its subsidiaries; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any of its properties or assets. Except as set forth in the "GBB Conflicts and Consents List," no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of GBB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement, or the consummation by

GBB of the transactions contemplated hereby, except such approvals as may be required by the SEC, the FRB, the OCC, and the Washington Secretary of State.

        6.4 Reports and Filings. Since December 31, 1997, GBB has filed all
            -------------------
reports, returns, registrations and statements (such reports and filings referred to as "GBB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB and (c) any other applicable Governmental Entity, including taxing authorities. No adverse administrative actions have been taken or orders issued in connection with such GBB Filings. As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position, results of operations or cash flows of GBB on a consolidated basis fairly presented the financial position, results of operations or cash flows of GBB on a consolidated basis and was prepared in accordance with GAAP or banking regulations consistently applied, except as stated therein, during the periods involved.

        6.5 Facts Affecting Regulatory Approvals. There is no fact, event or
            ------------------------------------
condition applicable to GBB or any of its subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the all requisite approvals or consents (if any) of any Governmental Entity to the transactions contemplated by this Agreement.

        6.6 Consideration. GBB has access to sufficient liquid funds to
            -------------
consummate the transactions contemplated in this Agreement.

        6.7 Contingent Liabilities. GBB has no liabilities or obligations,
            ----------------------
either accrued or contingent, and including any obligation for known but unasserted claims, that are material to GBB and there is no private or governmental suit, claim, action or proceeding pending, nor, to GBB' s knowledge threatened or known but unasserted against GBB, or directors, officers or employees of GBB relating to the performance of their duties in such capacities or against or affecting any properties of GBB which, if adversely determined, would have a Material Adverse Effect, except for liabilities and obligations:
(a) reflected, reserved for or disclosed in the Financial Statements of GBB; or
(b) incurred subsequent to December 31, 2000 in the ordinary course of business.

        6.8  Accuracy and Currentness of Information Furnished.  The
             -------------------------------------------------
representations and warranties made by GBB hereby do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein from being misleading.

                                   ARTICLE 7

                 COVENANTS OF CAPCO AND THE CAPCO SHAREHOLDERS

        CAPCO and each of the CAPCO Shareholders hereby covenant and agree with GBB as follows:

        7.1 Limitation on CAPCO's Conduct Prior to the Closing Date. Between the
            -------------------------------------------------------
date hereof and the Closing Date, except as provided in Section 7.2 or as otherwise contemplated by this Agreement, and subject to requirements of law and regulation, CAPCO agrees to conduct its business, and the CAPCO Shareholders agree to cause CAPCO to conduct its business, in the ordinary course in substantially the manner heretofore conducted, including applying consistent with past practices and not changing its existing credit guidelines. Consistent therewith, CAPCO shall not, and the CAPCO Shareholders shall cause CAPCO not to, without the prior written consent of GBB, which consent shall not be unreasonably withheld or delayed:

            (a) issue, sell or grant any CAPCO Stock, any other securities (including long term debt) of CAPCO or any rights, options or securities to acquire any CAPCO Stock or any other securities (including long term debt) of CAPCO;

            (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of CAPCO (except for the Subchapter S Distribution);

            (c) purchase, redeem or otherwise acquire any capital stock or other securities of CAPCO or any rights, options or securities to acquire any capital stock or other securities of CAPCO;

            (d) except as may be required to effect the transactions contemplated herein, amend its articles of incorporation or bylaws;

            (e) grant a ny general or uniform increase in the rate of pay of employees or employee benefits, except for certain proposed increases which are consistent with normal past practices and have been furnished to GBB;

            (f) grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits;

            (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate;

            (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

            (i) grant, renew or commit to grant or renew any extension of credit, or purchase any receivables, in excess of $1 million without GBB's review and consent, which shall be deemed granted if GBB has not communicated its response within 48 hours of CAPCO submitting such request for review and consent together with such information as GBB may require in order to review such credit (which information shall also be contained in credit write-ups or approvals to be submitted or made available to GBB weekly for credits up to $1 million);

            (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity;

            (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding CAPCO Stock, or any Affiliate of such Person, if such credit would exceed $25,000;

            (l) close any offices at which business is conducted or open any new offices;

            (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

            (n) initiate or solicit (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction, or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and CAPCO shall promptly notify GBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving CAPCO: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of CAPCO other than in the ordinary course of business; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), a tender offer or exchange offer for outstanding shares; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing;

            (o) change any of its basic policies and practices with respect to liquidity management and cash flow planning, marketing, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations, except such changes as may be required in the opinion of CAPCO's management to respond to economic or market conditions or as may be required by any Governmental Entity;

            (p) grant any Person a power of attorney or similar authority (other than in the ordinary course of business consistent with past practice);

            (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

            (r) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16 other than in the ordinary course of business;

            (s) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

            (t) take any action which, to the knowledge of CAPCO, would or is reasonably likely to (i) adversely affect the ability of GBB or CAPCO to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect CAPCO's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or CAPCO's obligations in Articles 10 and 11 hereunder not being satisfied;

            (u)  make any special or extraordinary payments to any Person;

            (v) reclassify any Investment Security from held-to-maturity or available for sale to trading;

            (x) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

            (y) settle any claim, action or proceeding involving any liability for monetary damages or enter into any settlement agreement containing material obligations;

            (z) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on January 1, 2000; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than three (3) months;

            (aa) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for short-term borrowings made at prevailing market rates and terms and in the ordinary course of business; or

            (bb) agree or make any commitment to take any actions prohibited by this Section 7.1.

        7.2 Affirmative Conduct of CAPCO Prior to the Closing Date. Between the
            ------------------------------------------------------
date hereof and the Closing Date, CAPCO shall, and the CAPCO Shareholders shall cause CAPCO, to:

            (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with CAPCO;

            (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of CAPCO;

            (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

            (d) perform its material contractual obligations and not become in material default on any such obligations;

            (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

            (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

            (g) promptly notify GBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to its tax liabilities, or any actual or threatened collection enforcement activity by any tax authority with respect to its tax liabilities;

            (h) promptly provide GBB monthly unaudited balance sheets and income statements of CAPCO within twenty-five (25) days after the close of each calendar month;

            (i) not later than the 20th day of each calendar month, amend or supplement the CAPCO Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the CAPCO Lists accurately reflects the then-current status of CAPCO. CAPCO shall further amend or supplement the CAPCO Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the CAPCO Lists;

            (j) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of CAPCO or that is required to consummate the transactions contemplated by this Agreement;

            (k) furnish to GBB, as soon as practicable, and in any event within fifteen (15) days after it is prepared, a copy of any report submitted to the CAPCO Board of Directors or any committee thereof, provided, however, that CAPCO need not furnish to GBB communications of CAPCO's legal counsel regarding CAPCO's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or filed with any Governmental Entity on a confidential basis (other than confidentially filed portions of any notice or application filed in connection with the transactions contemplated by this Agreement, which shall be furnished to GBB) or covered by the attorney-client privilege, or which are attorneys' work product;

            (l) use its commercially reasonable efforts to protect and preserve its rights to the use of the name "CAPCO Financial Company, Inc." and to take any actions reasonably requested by GBB to ensure that such rights will inure to the benefit of GBB upon the Closing; and

            (m) declare as a dividend and pay the Subchapter S Distribution on or before the Closing Date.

        7.3 Access to Information. CAPCO will afford, and the CAPCO Shareholders
            ---------------------
shall cause CAPCO to afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of CAPCO and the condition thereof and to update such examination at such intervals as GBB shall reasonably deem appropriate. Such examination shall be conducted in cooperation with the officers of CAPCO and in such a manner as to minimize any disruption of, or interference with, the normal business operations of CAPCO. Upon the request of GBB, CAPCO will request (and the CAPCO Shareholders shall cause CAPCO to request) Knight Vale & Gregory to provide reasonable access to representatives of PwC working on behalf of GBB to auditors' work papers with respect to the business and properties of CAPCO, including tax accrual work papers prepared for CAPCO during the preceding thirty-six (36) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that CAPCO is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by CAPCO herein; provided, that GBB shall disclose to CAPCO any fact or circumstance it may discover which GBB believes renders any representation or warranty made by CAPCO hereunder incorrect in any respect. GBB covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CAPCO so obtained from any of them (except to the extent that such documents or information are a matter of public record or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CAPCO.

        7.4  Filings.  CAPCO and the CAPCO Shareholders agree that through the
             -------
Closing Date, CAPCO's reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied during the periods involved.

        7.5 Notices; Reports. CAPCO and the CAPCO Shareholders each will
            ----------------
promptly notify GBB of any event of which CAPCO or the CAPCO Shareholders obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect, or in the event that CAPCO or the CAPCO Shareholders determine that they are unable to fulfill any of the conditions to the performance of GBB's obligations under this Agreement, CAPCO and the CAPCO Shareholders each will furnish GBB (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by CAPCO for submission to the Board of Directors of CAPCO or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by CAPCO to the CAPCO Shareholders, and all reports to be filed by CAPCO with the Commissioner, the Washington Secretary of State or any other Governmental Entity after the date hereof, and (iii) the public portions (subject to Section 7.7) of such other existing reports as GBB may reasonably request relating to CAPCO.

        7.6  Loan Portfolio.  CAPCO will promptly inform GBB of any loan, lease,
             --------------
other extension of credit or commitment to extend credit by CAPCO that involves any repayment or collection problem that would have a Material Adverse Effect.

        7.7  Applications.  CAPCO and the CAPCO Shareholders each will promptly
             ------------
prepare any applications or notices necessary on their part to consummate the transactions contemplated hereby, and each further agrees to provide any information reasonably requested by GBB for the preparation of any applications by GBB necessary to consummate the transactions contemplated hereby. CAPCO and the CAPCO Shareholders shall afford GBB a reasonable opportunity to review all such applications (including confidential or nonpublic portions thereof) and all amendments and supplements thereto before the filing thereof. CAPCO will use its commercially reasonable efforts to obtain all regulatory approvals or consents that are required to be obtained by CAPCO and are necessary to effect the transactions contemplated herein.

        7.8  No Sale or Encumbrance.  Except for existing encumbrances listed on
             ----------------------
the CAPCO Encumbrance List, each of the CAPCO Shareholders agrees not to sell, transfer or encumber their CAPCO Stock prior to the earlier of the Closing or the termination of this Agreement.

        7.9  Employment Agreements and Non-Compete Agreements.  The Principal
             ------------------------------------------------
Shareholders agree to execute and deliver to GBB Employment Agreements in the form of

Exhibit B hereto. Each of the CAPCO Shareholders agrees to execute and deliver to GBB the Non-Compete Agreements in the form of Exhibit C hereto.

        7.10 Restrictions on GBB Stock. In order to induce GBB to enter into
             -------------------------
this Agreement, each of the Principal Shareholders shall not, for a period of 12 months following the Closing Date, sell, transfer, assign , hypothecate, pledge or otherwise dispose of any beneficial interest in (either pursuant to Rule 144 of the regulations promulgated under the Securities Act or otherwise) any shares of the GBB Stock registered in their names or beneficially owned by them. Each of the Principal Shareholders hereby consents to (a) the placing of appropriate legends on certificates evidencing the shares of GBB Stock issued to them and
(b) the submission of stop transfer orders with the transfer agent of GBB Stock, in order to enable GBB to enforce all of the foregoing covenants.

        7.11  Tax Indemnification Agreement.  CAPCO and each of the CAPCO
              -----------------------------
Shareholders agrees to execute and deliver to GBB a Tax Indemnification Agreement substantially in the form of Exhibit E attached hereto.


                                   ARTICLE 8


                               COVENANTS OF GBB

          GBB covenants and agrees with CAPCO and the CAPCO Shareholders as follows:

        8.1  Limitation on GBB's Conduct Prior to the Closing Date.  Between the
             -----------------------------------------------------
date hereof and the Closing Date, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, GBB shall not, without the prior written consent of CAPCO, which consent shall not be unreasonably withheld or delayed:

            (a) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect GBB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's obligations hereunder not being satisfied;

            (b) amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the GBB Stock; or

            (c) agree or make any commitment to take any actions prohibited by this Section 8.1.

        8.2  Affirmative Conduct of GBB Prior to the Closing Date.  Between the
             ----------------------------------------------------
date hereof and the Closing Date, GBB shall:

            (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve the relationships and goodwill with account holders, borrowers, employees and others having business relationships with GBB;

            (b) duly observe and conform in all material respects to all lawful requirements applicable to the business of GBB;

            (c) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of GBB that is required to consummate the transactions contemplated by this Agreement;

            (d) not later than the 20th day of each calendar month, amend or supplement the GBB Lists prepared and delivered pursuant to Article 6 to ensure that the information set forth in the GBB Lists accurately reflects the then-current status of GBB. GBB shall further amend or supplement the GBB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the GBB Lists; and

            (e) use commercially reasonable efforts to have CAPCO's directors and officers added to GBB's directors' and officers' liability insurance policy providing for coverage for a period of at least thirty-six (36) months following the Closing Date and covering acts and omissions occurring prior to the Closing Date and acts and omissions related to this Agreement, provided that the cost of such additional coverage does not increase GBB's current annual premium by more than five percent (5%).

        8.3  Access to Information.  Upon reasonable request by CAPCO, GBB shall
             ---------------------
(i) make its Chief Executive Officer, Chief Administrative Officer/Chief Financial Officer and Controller available to discuss with CAPCO and its representatives GBB's operations and (ii) shall provide CAPCO with written information which is (a) similar to the written information that CAPCO reviewed in connection with this Agreement, and (b) related to GBB's business condition, operations and prospects. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of CAPCO of the right to rely upon the representations and warranties made by GBB herein; provided, that CAPCO shall disclose to GBB any fact or circumstance it may discover which CAPCO believes renders any representation or warranty made by GBB hereunder incorrect in any material respect. CAPCO covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby or except as required by law), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.

        8.4  Applications.  GBB will promptly prepare and file or cause to be
             ------------
prepared and filed such regulatory applications, notices or filings as deemed necessary to consummate the transactions contemplated hereby, including those required for compliance with the BHC Act and Hart Scott Rodino Act. GBB shall afford CAPCO a reasonable opportunity to review all such applications and notices (including confidential or nonpublic portions thereof) and all amendments and supplements thereto before the filing thereof. GBB will use its commercially reasonable efforts to obtain all such regulatory approvals or consents or to satisfy the requirements for any exemption necessary to effect the transactions contemplated herein.

        8.5  Notices; Reports.  GBB will promptly notify CAPCO of any event of
             ----------------
which GBB obtains knowledge which has had or may have a Material Adverse Effect on the financial condition, operations, business or prospects of GBB or in the event that GBB determines that it is unable to fulfill any of the conditions to the performance of CAPCO's obligations hereunder.

        8.6  Employment Agreements and Non-Compete Agreements.  GBB agrees to
             ------------------------------------------------
execute and deliver the Employment Agreements to the Principal Shareholders and Non-Compete Agreements to the CAPCO Shareholders.

        8.7  Blue Sky.  GBB shall take any action required to be taken under any
             --------
applicable state securities laws in connection with the issuance of the GBB Stock Consideration, and CAPCO and the CAPCO Shareholders agree to furnish all information deemed necessary or appropriate in connection with any such action.

        8.8  Reservation, Issuance and Registration of GBB Stock.  GBB shall
             ---------------------------------------------------
reserve and make available for issuance as the GBB Stock Consideration and in accordance with the terms and conditions of this Agreement such number of shares of GBB Stock to be issued to the Principal Shareholders pursuant to Article 2 hereof.

        8.9 Nasdaq Listing. GBB shall use its best efforts to cause the shares
            --------------
of GBB Stock to be issued under this Agreement to be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance, and shall submit an application therefor within 30 days following the Closing Date.

        8.10  Tax Indemnification Agreement.  GBB agrees to execute and
              -----------------------------
deliver the Tax Indemnification Agreement to the CAPCO Shareholders.

                                   ARTICLE 9

                                MUTUAL COVENANTS

          The parties hereto hereby mutually covenant and agree with each other as follows:

        9.1 Best Efforts. Subject to the terms and conditions of this Agreement,
            ------------
each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

        9.2 Public Announcements. No press release or other public disclosure of
            --------------------
matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB, CAPCO or the CAPCO Shareholders unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel advises is required in order to fulfill such party's disclosure obligations imposed by law.

        9.3 CAPCO Lists. It is agreed that information furnished by CAPCO to GBB
            -----------
as required on any CAPCO List shall be deemed to be furnished as to another relevant CAPCO List if it is commercially reasonable to consider such information to have been furnished by CAPCO to GBB in satisfaction of any other requirement hereunder notwithstanding the inadvertent failure of CAPCO to furnish the information required on another CAPCO List.

                                  ARTICLE 10

                      CONDITIONS PRECEDENT TO THE CLOSING

              The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date or as expressly provided below, of the following conditions:

        10.1  No Judgments or Orders.  No judgment, decree, injunction, order or
              ----------------------
proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the transactions contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

        10.2  Regulatory Approvals.  To the extent required by applicable law or
              --------------------
regulation, all approvals or consents of any Governmental Entity shall have been obtained or granted for the transactions contemplated herein and the applicable waiting periods under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied. In addition, all regulatory approvals and consents of any Governmental Entity for the transactions contemplated herein shall have been obtained without the imposition of any conditions that are or would become applicable to GBB, CAPCO or the CAPCO Shareholders that in good faith and in the reasonable opinion of the Board of Directors of GBB or CAPCO, as applicable, would so materially and adversely affect the anticipated economic and business benefits to GBB, CAPCO or the CAPCO Shareholders of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable.

        10.3  Employment Agreements and Non-Compete Agreements.  The Non-Compete
              ------------------------------------------------
Agreements shall have been executed as of the date of this Agreement by the CAPCO Shareholders and delivered to GBB and the Employment Agreements shall have been executed and delivered by GBB and the Principal Shareholders on or prior to the Closing Date.

        10.4  Tax Indemnification Agreement.  The Tax Indemnification Agreement
              -----------------------------
shall have been executed and delivered by CAPCO, the CAPCO Shareholders and GBB.

                                  ARTICLE 11

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CAPCO
                          AND THE CAPCO SHAREHOLDERS

           All of the obligations of CAPCO and the CAPCO Shareholders to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CAPCO and the CAPCO Shareholders:

     11.1  Representations and Warranties; Performance of Covenants.  All the
           --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by GBB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of GBB contained in Article 6 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     11.2  Authorization.  All actions necessary to authorize the execution,
           -------------
delivery and performance of this Agreement by GBB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of GBB, as required by applicable law.

     11.3  Third Party Consents.  GBB shall have obtained all consents of other
           ----- --------------
parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated hereby to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.4  Absence of Certain Changes.  Between the date of this Agreement and
           --------------------------
the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on GBB, whether or not such event, change or effect is reflected in the GBB Lists as amended or supplemented after the date of this Agreement.

     11.5  Officers' Certificate.  There shall have been delivered to CAPCO on
           ---------------------
the Closing Date a certificate executed by the Chief Executive Officer and Chief Financial Officer of GBB certifying compliance with all the provisions of Sections 11.1, 11.2, 11.3 and 11.4.

     11.6  Legal Opinions.  The CAPCO Shareholders shall have received the
           --------------
opinion of Linda M. Iannone, General Counsel of GBB, dated as of the Closing Date, and in form and substance satisfactory to the counsel of CAPCO, to the effect that: (a) GBB is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) all corporate proceedings on the part of GBB necessary to be taken in connection with the transactions contemplated hereby in order to make the same effective have been duly and validly taken; (c) this Agreement has been duly and validly authorized, executed and delivered on behalf of GBB and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) the valid and binding agreement of GBB; and (d) the shares of GBB Stock to be issued under this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

                                  ARTICLE 12

                            CONDITIONS PRECEDENT TO
                              OBLIGATIONS OF GBB

           All of the obligations of GBB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by GBB:

     12.1  Representations and Warranties; Performance of Covenants.  All the
           --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by CAPCO and the CAPCO Shareholders at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of CAPCO and the CAPCO Shareholders contained in Articles 4 and 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     12.2  Authorization.  All actions necessary to authorize the execution,
           -------------
delivery and performance of this Agreement by CAPCO and the CAPCO Shareholders and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the CAPCO Board of Directors and CAPCO Shareholders.

     12.3  Third Party Consents.  CAPCO and the CAPCO Shareholders each shall
           ----- --------------
have obtained all consents of other parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     12.4  Absence of Certain Changes.  Between the date of this Agreement and
           --------------------------
the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on CAPCO, whether or not such event, change or effect is reflected in the CAPCO Lists as amended or supplemented after the date of this Agreement.

     12.5  Legal Opinion.  GBB shall have received the opinion of Cable,
           -------------
Langenbach, Kinerk & Bauer, LLP, attorneys for CAPCO, and in form and substance satisfactory to the counsel of GBB, to the effect that: (a) CAPCO is a corporation validly existing under the laws of its state of incorporation; (b) CAPCO has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (c) all corporate proceedings on the part of CAPCO necessary to be taken in connection with the transactions contemplated herein in order to make the same effective have been duly and validly taken; and (d) this Agreement has been duly and validly authorized, executed and delivered on behalf of CAPCO, and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) the valid and binding agreement of CAPCO.

     12.6  Employee Benefit Plans.  GBB shall have received satisfactory
           ----------------------
evidence that all of CAPCO's employee benefit plans, programs and arrangements have been treated as provided in Article 13 of this Agreement.

     12.7  Stock Option Plan.  The CAPCO 1992/1993 Stock Option Plan shall be
           -----------------
terminated.

     12.8  Shareholders Agreement.  GBB shall have received satisfactory
           ----------------------
evidence that the Shareholders Agreement, dated as of January 4, 1993, by and among CAPCO and the Shareholders has been terminated.

     12.9  Officers' Certificate.  There shall have been delivered to GBB on the
           ---------------------
Closing Date a certificate executed by the Chief Executive Officer and Chief Financial Officer of CAPCO certifying compliance with all the provisions of Sections 12.1, 12.2, 12.3 and 12.4.

                                   ARTICLE 13

                               EMPLOYEE BENEFITS

     13.1  Termination of Employee Benefit Plans.  As soon as practicable on or
           -------------------------------------
after the Closing Date, or such other time as GBB in its sole and exclusive discretion may determine, all Employee Plans will be discontinued or merged into GBB plans, in the discretion of GBB.

     13.2  Eligibility under GBB Employee Benefit Plans.  All persons who are
           ---------------------------------------------
employed by CAPCO immediately before the Closing Date who are employed by GBB (or a subsidiary thereof) at or after the Closing Date shall become eligible for the employee benefit plans of GBB on the same terms as such plans and benefits are generally offered from time to time to employees of GBB and its subsidiaries in comparable positions with GBB or its subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of GBB, GBB shall recognize such employees' years of service with CAPCO beginning on the date such employees commenced employment with CAPCO through the Closing Date.

     13.3  Bonus Plan.  After the Closing Date, CAPCO may continue to provide
           ----------
annual incentive compensation in accordance with its current bonus plan, provided, however, that annual bonuses shall not exceed 50% of any employee's base salary.

                                  ARTICLE 14

                                  TERMINATION

     14.1  Termination.  This Agreement may be terminated at any time prior to
           -----------
the Closing Date upon the occurrence of any of the following:

           (a) By mutual agreement of the parties, in writing;

           (b) By CAPCO immediately upon expiration of ten (10) days from delivery of written notice by CAPCO to GBB of GBB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by CAPCO from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by CAPCO or cured by GBB, as the case may be, prior to expiration of such ten (10) day period);

           (c) By GBB immediately upon expiration of ten (10) days from delivery of written notice by GBB to CAPCO of CAPCO's or the CAPCO Shareholders' breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by GBB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by GBB or cured by CAPCO, as the case may be, prior to expiration of such ten-day period);

           (d) By CAPCO or GBB upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement;

           (e) By CAPCO or GBB immediately if any conditions set forth in
Article 10 shall not have been met by June 30, 2001;

           (f) By CAPCO immediately if any of the conditions set forth in
Article 11 shall not have been met, or by GBB if any of the conditions set forth in Article 12 shall not have been met, by June 30, 2001; or

           (g) By GBB immediately if CAPCO has taken or failed to take action in breach of Section 7.1(n).

     14.2  Effect of Termination.  In the event of termination of this Agreement
           ---------------------
by either CAPCO or GBB as provided in Section 14.1, neither GBB, nor CAPCO nor the CAPCO Shareholders shall have any further obligation or liability to the other parties hereunder except (i) with respect to the last sentence of each of
Section 7.3 and 8.3 and (ii) with respect to Section 14.3, to the extent that such termination results from such party's material breach of the representations and warranties made by it, or material breach in the performance of any of its covenants, agreements or obligations hereunder.

     14.3  Expenses.
           --------

           (a) GBB hereby agrees that if this Agreement is terminated by CAPCO pursuant to Section 14.1(b), GBB shall promptly, and in any event within ten
(10) days after such termination, pay CAPCO all Expenses (as defined in Section 14.3(e) below) of CAPCO, but not to exceed $100,000.

           (b) CAPCO hereby agrees that if the Agreement is terminated by GBB pursuant to Section 14.1(c) or (g), CAPCO shall promptly, and in any event within ten (10) days after such termination, pay GBB all Expenses of GBB, but not to exceed $300,000.

           (c) Except as otherwise provided herein, all Expenses incurred by GBB, CAPCO or the CAPCO Shareholders in connection with or related to the authorization, preparation and execution of this Agreement, the other transaction documents and all other matters related to the closing of the transactions contemplated hereby, including, without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, investment bankers and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

           (d) GBB, CAPCO and the CAPCO Shareholders agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated solely as a result of a failure of a condition, which failure is due to a natural disaster or other act of God or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any Expenses or otherwise be liable hereunder.

           (e) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE 15

                      SURVIVAL; INDEMNIFICATION; RELEASE

     15.1  Survival.
           --------

           (a) Each representation, warranty, covenant and agreement of CAPCO and the CAPCO Shareholders contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the eighteenth (18th) month anniversary of the Closing Date, provided that the representations in Section 4.11 shall terminate and expire on the thirty-sixth (36th) month anniversary of the Closing Date. Notwithstanding anything else contained in this Section 15.1(a), the representations and warranties that are referenced in this Section 15.1(a) shall not terminate and expire if, on or before the termination and expiration date provided for therein, GBB or any of its Affiliates has delivered to the CAPCO Shareholders a written notice of a claim with respect to such representations and warranties.

           (b) Each representation, warranty, covenant and agreement of GBB contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the eighteenth (18th) month anniversary of the Closing Date except that the covenants of GBB in Article 2 shall survive the execution and delivery of this Agreement and the Closing and shall not terminate or expire. Notwithstanding anything else contained in this Section 15.1(b), the representations and warranties referenced in this Section 15.1(b) shall not terminate and expire if, on or before the termination and expiration date provided for herein, the CAPCO Shareholders or any of their Affiliates has delivered to GBB a written notice of a claim with respect to such representations and warranties.

     15.2  Indemnification.
           ---------------

           (a) Each of the CAPCO Shareholders shall indemnify GBB and its Affiliates against, and shall hold each of them harmless from, any and all cost, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, and after subtracting the amount of any insurance proceeds recoverable with respect thereto "Loss") incurred or suffered by GBB or any of its Affiliates arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement made or to be performed by CAPCO or the CAPCO Shareholders pursuant to this Agreement; provided, however, that the CAPCO Shareholders shall only be required to indemnify GBB and its Affiliates if, on a cumulative and aggregate basis, the amount of Loss incurred by GBB and its Affiliates exceeds the amount of $75,000. However, if the cumulative and aggregate amount of such Loss exceeds $75,000, all of the Loss shall be subject to indemnification hereunder by the CAPCO Shareholders. Notwithstanding the foregoing, the aggregate liability of the CAPCO Shareholders under this Section 15.2(a) shall not exceed $1 million. Notwithstanding the foregoing, the obligations of the CAPCO Shareholders to indemnify GBB for a Loss resulting from a breach of their representations and warranties contained in Section 4.2, shall not be subject to the foregoing limitation on liability but may not exceed the aggregate consideration actually received by the CAPCO Shareholders in connection with the transactions contemplated herein. Anything herein to the contrary notwithstanding, the maximum amount GBB may recover from a CAPCO Shareholder as a result of a Loss hereunder shall not in the aggregate exceed the CAPCO Shareholder's pro rata portion of such Loss. A CAPCO Shareholder's "pro rata portion" of a Loss shall be determined by multiplying (i) the amount of the Loss times (ii) a fraction the numerator of which is aggregate amount of the consideration actually received by that CAPCO Shareholder in connection with the transactions contemplated hereby and the denominator of which is the aggregate amount of the consideration actually received by all CAPCO Shareholders in connection with the transactions contemplated hereby.

           (b) GBB shall indemnify each of the CAPCO Shareholders against, and shall hold each of them harmless from, any and all Loss incurred or suffered by any of them arising out of any misrepresentation or breach, or any allegation thereof, of any representation, warranty, covenant or agreement made or to be performed by GBB or any of its Affiliates pursuant to this Agreement; provided, however, that GBB shall only be required to indemnify the CAPCO Shareholders if, on a cumulative and aggregate basis, the amount of Loss incurred by the CAPCO Shareholders exceeds $75,000. However, if the cumulative and aggregate amount of such Loss exceeds $75,000, all of the Loss shall be subject to indemnification hereunder by GBB.

     15.3  Procedures.  The party seeking indemnification under Section 15.2
           ----------
(the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 15.2; provided that the failure to give such notice shall not limit the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall assume control of the defense of any such suit, action or proceeding and the Indemnified Party may participate in the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 15.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided, however, that consent to settlement shall not be unreasonably withheld or delayed. In any such suit, action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense of such suit, action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in any which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such suit, action or proceeding on behalf of the Indemnified Party. The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all the Indemnified Parties.

     15.4  Release.
           -------

           (a) In consideration of the payment of the Aggregate Transaction Amount to the CAPCO Shareholders at the Closing, effective as of the Closing Date, the CAPCO Shareholders shall release and discharge GBB, CAPCO and their Affiliates, and each of their respective shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which the CAPCO Shareholders may now or hereafter have against CAPCO by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Closing Date; provided, that nothing in this section shall release or discharge GBB, CAPCO or their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or attorneys, (i) from any claims arising from or in connection with this Agreement or any agreement entered into in connection herewith, including any claims arising from a breach of any representations, warranties or covenants contained herein or therein, (ii) from any obligations or indebtedness owed by CAPCO to any CAPCO Shareholder, including any indebtedness in connection with any loans made by such CAPCO Shareholder to CAPCO, (iii) to the extent any such claim by, actions by or rights of the CAPCO Shareholder are covered by insurance which was in effect at the time the event giving rise to such claim, action or right occurred; or (iv) from any obligation relating to compensation (including accrued vacation) due and payable to such CAPCO Shareholder in such CAPCO Shareholder's capacity as an employee of CAPCO.

           (b) In consideration of the CAPCO Shareholders entering into the transactions contemplated hereby, effective as of the Closing Date, GBB (on behalf of itself and its Affiliates) and CAPCO (on behalf of itself and its Affiliates) shall release and discharge the CAPCO Shareholders and their Affiliates, and each of their respective shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which GBB, any of GBB's Affiliates, CAPCO or any of CAPCO's Affiliates may now or hereafter have against any of the CAPCO Shareholders by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Closing Date; provided, that nothing in this section shall release or discharge the CAPCO Shareholders or their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or attorneys, (i) from any claims arising from or in connection with this Agreement or any agreement entered into in connection herewith, including any claims arising from a breach of any representations, warranties or covenants contained herein or therein, or (ii) from any indebtedness for money borrowed or owed by any CAPCO Shareholder to CAPCO.

           (c) The CAPCO Shareholders, GBB (on behalf of itself and its Affiliates) and CAPCO (on behalf of itself and its Affiliates) hereby acknowledge and represent that they have been advised by their respective attorneys of record, and are familiar with, Section 1542 of the Civil Code of the State of California, which presently provides as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The CAPCO Shareholders, GBB (on behalf of itself and its Affiliates) and CAPCO (on behalf of itself and its Affiliates) hereby waive and relinquish any and all rights and benefits under Section 1542 of the Civil Code as now worded and as it may from time to time hereafter be amended, in connection with the releases in this Section 15.4.

                                  ARTICLE 16

                                 MISCELLANEOUS

     16.1  Notices.  Any notice, request, instruction or other document to be
           -------
given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

     To GBB:              Greater Bay Bancorp
                          2860 West Bayshore Road
                          Palo Alto, California  94303
                          Attention: Steven C. Smith
                          Telephone Number:  (650) 813-8222
                          Facsimile Number:  (650) 494-9220

     With a copy to:      Greater Bay Bancorp
                          400 Emerson Street, 3rd Floor
                          Palo Alto, California 94301
                          Attention:  Linda M. Iannone, Esq.
                          Telephone Number: (650) 614-5734
                          Facsimile Number: (650) 473-9419

     To CAPCO:            CAPCO Financial Company, Inc.
                          11911 NE First Street., Suite 202
                          Bellevue, Washington 98015
                          Attention:  Thomas Nesbit
                          Telephone Number: (425) 451-7272
                          Facsimile Number:  (425) 451-0398

     With a copy to:      Cable, Langenbach, Kinerk & Bauer, LLP
                          1000 Second Ave.
                          Suite 3500
                          Seattle, WA  98104
                          Attention: Donald Cable, Esq.
                          Telephone Number: (206)292-8800
                          Facsimile Number:  (206)292-0494

     To the CAPCO
     Shareholders:        At the addresses set forth on Exhibit A.

     With a copy to:      Cable, Langenbach, Kinerk & Bauer, LLP
                          1000 Second Ave.
                          Suite 3500
                          Seattle, WA  98104
                          Attention: Donald Cable, Esq.
                          Telephone Number: (206)292-8800
                          Facsimile Number:  (206)292-0494

Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     16.2  Successors and Assigns. All terms and conditions of this Agreement
           ----------------------
shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     16.3  Counterparts.  This Agreement and any Exhibit hereto may be executed
           ------------
in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     16.4  Third Parties.  Each party hereto intends that this Agreement shall
           -------------
not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to GBB, CAPCO or the CAPCO Shareholders as the context may require.

     16.5  Lists; Exhibits; Integration.  Each List, Exhibit and other document
           ----------------------------
delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and such other documents need not be attached to each copy of this Agreement. This Agreement and all other agreements executed pursuant to the terms of this Agreement, together with such Lists, exhibits and such other documents, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     16.6  Knowledge.  Except as specifically otherwise indicated or qualified
           ---------
elsewhere in this Agreement (including, but not limited to, by the use of the word "actual"), whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party or Person, such party or Person shall be deemed to have made such statement only after conducting an investigation, if commercially reasonable to do so under the circumstances, of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted if so required.

     16.7  Governing Law.  This Agreement is made and entered into in the State
           -------------
of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder; provided that the corporate affairs of CAPCO are governed by the Washington General Corporation Law.

     16.8  Captions.  The captions contained in this Agreement are for
           --------
convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     16.9  Severability.  If any portion of this Agreement shall be deemed by a
           ------------
court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

          16.10   Waiver and Modification; Amendment.  No waiver of any term,
                  ----------------------------------
provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of GBB or CAPCO without action by their respective shareholders (except as to amendments relating to the CAPCO Shareholders themselves). This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

          16.11   Attorneys' Fees.  If any legal action or any arbitration upon
                  ---------------
mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          16.12   Schedules.  All statements appearing in all Lists, schedules,
                  ---------
exhibits, appendices and documents referred to in or attached to this Agreement shall be deemed disclosed for all purposes and not only in connection with the specific representation or warranty to which they are explicitly referenced.

         [The remainder of this page has been intentionally left blank]

          IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                                            GREATER BAY BANCORP


                                            By:  /s/ David L. Kalkbrenner
                                                 ------------------------
                                            Name:  David L. Kalkbrenner
                                            Title: President and Chief
                                                   Executive Officer


                                            CAPCO FINANCIAL COMPANY, INC.



                                            By:  /s/ Thomas Nesbit
                                                 -----------------
                                            Name:  Thomas Nesbit
                                            Title: Chief Executive Officer

THE CAPCO SHAREHOLDERS:


/s/ Thomas Nesbit                                    /s/ Steven Enos
--------------------------                           --------------------------
Thomas Nesbit                                        Steven Enos


/s/ Steven Shaughnessy                               /s/ Thomas Gilman
--------------------------                           --------------------------
Steven Shaughnessy                                   Thomas Gilman


/s/ Glenn Abadir                                     /s/ Lawrence Katz
--------------------------                           --------------------------
Glenn Abadir Family Trust,                           Lawrence Katz
Glenn Abadir Trustee


/s/ Robert Anderson                                  /s/ Herman Lenz
--------------------------                           --------------------------
Robert Anderson                                      Lenz Family Trust,
                                                     Herman Lenz Trustee


/s/ Paul Barrett                                     /s/ Courtland Newberry
--------------------------                           --------------------------
Paul Barrett                                         Courtland Newberry


/s/ Mark Brookman                                    /s/ Cheryl Podolny
--------------------------                           --------------------------
Brookman Family Trust,                               Cheryl Podolny
Mark Brookman Trustee


/s/ Kenneth Chamberlin                               /s/ Gerald Podolny
--------------------------                           --------------------------
Kenneth Chamberlin                                   Gerald Podolny


/s/ Mariann Cordova                                  /s/ Kelley Shawver Rose
--------------------------                           --------------------------
Mariann Cordova                                      Kelley Shawver Rose


/s/ Ronald Cordova                                   /s/ Michael Scalzo
--------------------------                           --------------------------
Ronald Cordova                                       Michael Scalzo

/s/ Lisa Adams
--------------------------
Lisa Adams


/s/ Jennifer Daily
--------------------------
Jennifer Daily


/s/ Bo Selmann
--------------------------
Bo Selmann